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NIKE, INC. REPORTS FISCAL 2021 SECOND QUARTER RESULTS

BEAVERTON, Ore., Dec. 18, 2020 — NIKE, Inc. (NYSE:NKE) today reported fiscal 2021 financial results for its second quarter ended November 30, 2020.

•Second quarter reported revenues were $11.2 billion, up 9 percent compared to prior year and up 7 percent on a currency-neutral basis* driven by growth across all geographies, led by Greater China reported revenue growth of 24 percent
•NIKE Direct sales were $4.3 billion, up 32 percent on a reported basis, and up 30 percent on a currency-neutral basis, with double-digit growth across all geographies
•NIKE Brand digital sales increased 84 percent, or 80 percent on a currency-neutral basis, with triple-digit growth in North America and strong double-digit increases in EMEA, Greater China and APLA
•Diluted earnings per share for the quarter was $0.78, up 11 percent
•Inventories declined 2 percent versus prior year and have returned to healthy levels globally

“NIKE’s strong results during a dynamic environment show the power of staying on the offense,” said John Donahoe, President and CEO, NIKE, Inc. “Fueled by compelling innovative product and global brand momentum, we continue to extend our leadership. Our strategy is working, and we are excited for what’s ahead.”**

Our second quarter revenue performance was impacted by strong NIKE Brand digital growth of 84 percent, offset by lower revenue in our wholesale business and NIKE-owned stores. During the quarter, we experienced temporary door closures in geographies affected by rising COVID-19 cases; however, more than 90% of our owned stores are open today, with some operating on reduced hours. We continue to experience year-over-year declines in physical retail traffic in North America, EMEA and APLA due to COVID-19 impacts and safety-related measures, partially offset by higher conversion rates.

“With healthy inventory positions across all geographies, our return to growth is a testament to our digital strength, as well as our disciplined marketplace and financial management,” said Matt Friend, Executive Vice President and Chief Financial Officer, NIKE, Inc. “As we look ahead, we are focused on moving even faster against our strategic vision of Consumer Direct Acceleration and fueling sustainable, long-term growth and profitability.”**

Second Quarter Income Statement Review

•Revenues for NIKE, Inc. increased 9 percent to $11.2 billion compared to the prior year, up 7 percent on a currency-neutral basis.
◦Revenues for the NIKE Brand were $10.7 billion, an increase of 8 percent to prior year on a currency-neutral basis driven by strong double-digit growth in NIKE Direct, as well as growth in Sportswear and the Jordan Brand, slightly offset by mid single-digit declines in our wholesale business.
◦Revenues for Converse were $476 million, down 4 percent on a currency-neutral basis, as double-digit growth in digital and growth in Asia were more than offset by declines in Europe and North America primarily due to tighter supply and strategic distribution shifts.
•Gross margin decreased 90 basis points to 43.1 percent, primarily driven by higher promotional activity to reduce excess inventory resulting from COVID-19 impacts and restructuring-related costs for the previously announced reorganization, both partially offset by favorable full-price product margins.
•Selling and administrative expense decreased 2 percent to $3.3 billion.
◦Demand creation expense was $729 million, down 17 percent due primarily to lower marketing spend on brand and sports events as a result of COVID-19, slightly offset by continued investments in digital marketing to support higher digital demand.
◦Operating overhead expense increased 4 percent to $2.5 billion primarily due to approximately $135 million of restructuring-related costs and continued investments in digital capabilities to support the Consumer Direct Acceleration strategy. These costs were slightly offset by disciplined expense management.
•The effective tax rate was 14.1 percent compared to 10.7 percent for the same period last year, primarily due to changes in earnings mix and an increase in tax associated with recently finalized U.S. tax regulations. This increase was offset, in part, by a more favorable impact from stock-based compensation.
•Net income was $1.3 billion, up 12 percent driven by strong revenue growth and lower selling and administrative expense, slightly offset by lower gross margin.
•Diluted earnings per share was $0.78, increasing 11 percent as weighted average common shares outstanding increased slightly.

November 30, 2020 Balance Sheet Review

•Inventories for NIKE, Inc. were $6.1 billion, down 2 percent compared to the prior year period, returning to healthy levels globally.
•Cash and equivalents and short-term investments were $11.8 billion, $8.3 billion higher than last year primarily due to proceeds from a corporate bond issuance in March and positive free cash flow, partially offset by cash dividends and share repurchases. Total liquidity as of November 30th was $15.8 billion which includes cash and equivalents, short-term investments and committed credit facilities which remain undrawn.

Shareholder Returns

NIKE continues a strong track record of investing to fuel growth and consistently increasing returns to shareholders, including 19 consecutive years of increasing dividend payouts. In the second quarter, the Company paid dividends of $385 million to shareholders, up 12 percent from the prior year.

During its FY20 fourth quarter, NIKE, Inc. temporarily suspended share repurchase activity in March to maximize liquidity during the COVID-19 pandemic. Prior to the temporary suspension of the share repurchase program, a total of 45.2 million shares had been repurchased for approximately $4.0 billion, resulting in approximately $11.0 billion in remaining capacity under the 2018 share repurchase program.

Conference Call

NIKE, Inc. management will host a conference call beginning at approximately 2:00 p.m. PT on December 18, 2020, to review fiscal second quarter results. The conference call will be broadcast live via the Internet and can be accessed at http://investors.nike.com. For those unable to listen to the live broadcast, an archived version will be available at the same location through 9:00 p.m. PT, January 8, 2021.

About NIKE, Inc.

NIKE, Inc., based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Converse, a wholly-owned NIKE, Inc. subsidiary brand, designs, markets and distributes athletic lifestyle footwear, apparel and accessories. For more information, NIKE, Inc.’s earnings releases and other financial information are available on the Internet at http://investors.nike.com. Individuals can also visit http://news.nike.com and follow @NIKE.

*	See additional information in the accompanying Divisional Revenues table regarding this non-GAAP financial measure.
**	The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the U.S. Securities and Exchange Commission (SEC), including Forms 8-K, 10-Q and 10-K.

(Tables Follow)

NIKE, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	THREE MONTHS ENDED		%	SIX MONTHS ENDED		%
(In millions, except per share data)	11/30/2020	11/30/2019	Change	11/30/2020	11/30/2019	Change
Revenues	$11,243	$10,326	9%	$21,837	$20,986	4%
Cost of sales	6,396	5,782	11%	12,249	11,571	6%
Gross profit	4,847	4,544	7%	9,588	9,415	2%
Gross margin	43.1%	44.0%		43.9%	44.9%

Demand creation expense	729	881	-17%	1,406	1,899	-26%
Operating overhead expense	2,538	2,443	4%	4,836	4,753	2%
Total selling and administrative expense	3,267	3,324	-2%	6,242	6,652	-6%
% of revenues	29.1%	32.2%		28.6%	31.7%

Interest expense (income), net	70	12	—	135	27	—
Other (income) expense, net	54	(41)	—	40	(74)	—
Income before income taxes	1,456	1,249	17%	3,171	2,810	13%
Income tax expense	205	134	53%	402	328	23%
Effective tax rate	14.1%	10.7%		12.7%	11.7%

NET INCOME	$1,251	$1,115	12%	$2,769	$2,482	12%

Earnings per common share:
Basic	$0.80	$0.71	13%	$1.77	$1.59	11%
Diluted	$0.78	$0.70	11%	$1.73	$1.56	11%

Weighted average common shares outstanding:
Basic	1,573.0	1,560.6		1,567.4	1,561.5
Diluted	1,609.5	1,594.4		1,601.9	1,596.0

Dividends declared per common share	$0.275	$0.245		$0.520	$0.465

NIKE, Inc.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	November 30,	November 30,	% Change
(Dollars in millions)	2020	2019
ASSETS
Current assets:
Cash and equivalents	$8,635	$3,070	181%
Short-term investments	3,177	432	635%
Accounts receivable, net	3,713	4,792	-23%
Inventories	6,090	6,199	-2%
Prepaid expenses and other current assets	1,992	1,876	6%
Total current assets	23,607	16,369	44%
Property, plant and equipment, net	4,959	4,668	6%
Operating lease right-of-use assets, net	3,086	2,882	7%
Identifiable intangible assets, net	270	277	-3%
Goodwill	223	224	0%
Deferred income taxes and other assets	2,691	2,182	23%
TOTAL ASSETS	$34,836	$26,602	31%
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$6	-100%
Notes payable	41	300	-86%
Accounts payable	2,154	2,627	-18%
Current portion of operating lease liabilities	458	431	6%
Accrued liabilities	6,030	4,672	29%
Income taxes payable	188	228	-18%
Total current liabilities	8,871	8,264	7%
Long-term debt	9,410	3,462	172%
Operating lease liabilities	2,896	2,723	6%
Deferred income taxes and other liabilities	3,019	2,802	8%
Redeemable preferred stock	—	—	—
Shareholders’ equity	10,640	9,351	14%
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$34,836	$26,602	31%

NIKE, Inc.
DIVISIONAL REVENUES
(Unaudited)

				% Change Excluding Currency Changes[1]				% Change Excluding Currency Changes[1]
	THREE MONTHS ENDED		%		SIX MONTHS ENDED		%
(Dollars in millions)	11/30/2020	11/30/2019	Change		11/30/2020	11/30/2019	Change
North America
Footwear	$2,512	$2,426	4%	4%	$5,469	$5,095	7%	7%
Apparel	1,368	1,417	-3%	-3%	2,493	2,848	-12%	-12%
Equipment	126	139	-9%	-10%	269	332	-19%	-19%
Total	4,006	3,982	1%	1%	8,231	8,275	-1%	0%
Europe, Middle East & Africa
Footwear	1,731	1,536	13%	8%	3,533	3,294	7%	5%
Apparel	1,104	897	23%	18%	2,075	1,766	17%	15%
Equipment	123	104	18%	16%	260	250	4%	3%
Total	2,958	2,537	17%	12%	5,868	5,310	11%	8%
Greater China
Footwear	1,567	1,247	26%	20%	2,818	2,411	17%	15%
Apparel	681	563	21%	16%	1,159	1,028	13%	11%
Equipment	50	37	35%	29%	101	87	16%	14%
Total	2,298	1,847	24%	19%	4,078	3,526	16%	14%
Asia Pacific & Latin America
Footwear	991	997	-1%	5%	1,749	1,927	-9%	-3%
Apparel	432	410	5%	9%	733	766	-4%	0%
Equipment	48	61	-21%	-17%	88	120	-27%	-22%
Total	1,471	1,468	0%	5%	2,570	2,813	-9%	-3%
Global Brand Divisions[2]	8	10	-20%	-20%	12	16	-25%	-25%
TOTAL NIKE BRAND	10,741	9,844	9%	8%	20,759	19,940	4%	4%
Converse	476	480	-1%	-4%	1,039	1,035	0%	-1%
Corporate[3]	26	2	—	—	39	11	—	—
TOTAL NIKE, INC. REVENUES	$11,243	$10,326	9%	7%	$21,837	$20,986	4%	4%

TOTAL NIKE BRAND
Footwear	$6,801	$6,206	10%	8%	$13,569	$12,727	7%	7%
Apparel	3,585	3,287	9%	7%	6,460	6,408	1%	0%
Equipment	347	341	2%	1%	718	789	-9%	-9%
Global Brand Divisions[2]	8	10	-20%	-20%	12	16	-25%	-25%
TOTAL NIKE BRAND REVENUES	$10,741	$9,844	9%	8%	$20,759	$19,940	4%	4%
[1] The percent change has been calculated using actual exchange rates in use during the comparative prior year period and is provided to enhance the visibility of the underlying business trends by excluding the impact of translation arising from foreign currency exchange rate fluctuations, which is considered a non-GAAP financial measure. Management uses this non-GAAP financial measure when evaluating the Company's performance, including when making financial and operating decisions. Additionally, management believes this non-GAAP financial measure provides investors with additional financial information that should be considered when assessing the Company’s underlying business performance and trends. References to this measure should not be considered in isolation or as a substitute for other financial measures calculated and presented in accordance with U.S. GAAP and may not be comparable to similarly titled non-GAAP measures used by other companies.

[2] Global Brand Divisions revenues include NIKE Brand licensing revenues as well as other miscellaneous revenues that are not part of a geographic operating segment.
[3] Corporate revenues consist primarily of foreign currency hedge gains and losses related to revenues generated by entities within the NIKE Brand geographic operating segments and Converse but managed through the Company’s central foreign exchange risk management program.

NIKE, Inc.
EARNINGS BEFORE INTEREST AND TAXES[1]
(Unaudited)

	THREE MONTHS ENDED		%	SIX MONTHS ENDED		%
(Dollars in millions)	11/30/2020	11/30/2019	Change	11/30/2020	11/30/2019	Change
North America	$1,023	$875	17%	$2,325	$1,975	18%
Europe, Middle East & Africa	660	510	29%	1,352	1,119	21%
Greater China	891	694	28%	1,579	1,363	16%
Asia Pacific & Latin America	424	377	12%	704	718	-2%
Global Brand Divisions[2]	(841)	(872)	4%	(1,694)	(1,729)	2%
TOTAL NIKE BRAND[1]	2,157	1,584	36%	4,266	3,446	24%
Converse	87	90	-3%	255	228	12%
Corporate[3]	(718)	(413)	-74%	(1,215)	(837)	-45%
TOTAL NIKE, INC. EARNINGS BEFORE INTEREST AND TAXES[1]	1,526	1,261	21%	3,306	2,837	17%
Interest expense (income), net	70	12	—	135	27	—
TOTAL NIKE, INC. INCOME BEFORE INCOME TAXES	$1,456	$1,249	17%	$3,171	$2,810	13%
[1] The Company evaluates the performance of individual operating segments based on earnings before interest and taxes (commonly referred to as “EBIT”), which represents net income before interest expense (income), net and income tax expense. Total NIKE Brand EBIT and Total NIKE, Inc. EBIT are considered non-GAAP financial measures and are being provided as management believes this additional information should be considered when assessing the Company’s underlying business performance and trends. References to EBIT should not be considered in isolation or as a substitute for other financial measures calculated and presented in accordance with U.S. GAAP and may not be comparable to similarly titled non-GAAP measures used by other companies.

[2] Global Brand Divisions consists primarily of demand creation, operating overhead and product creation and design expenses that are centrally managed for the NIKE Brand. Global Brand Divisions revenues include NIKE Brand licensing and other miscellaneous revenues that are not part of a geographic operating segment.

[3] Corporate consists primarily of unallocated general and administrative expenses, including expenses associated with centrally managed departments; depreciation and amortization related to the Company’s corporate headquarters; unallocated insurance, benefit and compensation programs, including stock-based compensation; and certain foreign currency gains and losses, including certain hedge gains and losses. For the three and six months ended November 30, 2020, Corporate included non-recurring employee termination and related costs associated with the previously announced leadership and operating model changes.